Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Contango Oil & Gas Company to be filed on or about January 28, 2014 (the “Registration Statement”), of all references to the name of Netherland, Sewell & Associates, Inc.; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from the Report of Netherland, Sewell & Associates, Inc. dated January 21, 2013, in Crimson Exploration Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on March 15, 2013.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ DANNY D. SIMMONS, P.E.
Name: Danny D. Simmons, P.E. Title: President and Chief Executive Officer

Houston, Texas

January 28, 2014